Exhibit 99.1

Contacts:
Rachael Scherer	Chris Campbell-Loth
Investor Relations	Public Relations
763-505-2694	763-505-2633

Chris King	Jeanne Forbis
Investor Relations	Public Relations
763-505-2695	763-505-2814

Yvan Deurbroeck
Public Relations
(+41-21) 802-7574

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS 18 PERCENT INCREASE IN FIRST QUARTER NET EARNINGS

Broad Based Growth Was Led By 31 Percent Increase In Quarterly Implantable Defibrillator Revenues

MINNEAPOLIS, August 18, 2004 – Medtronic, Inc. (NYSE: MDT) today announced quarterly net earnings of $529.7 million, or $0.43 per diluted share, an increase of 18 percent over the $450.4 million in net earnings and 16 percent above the $0.37 per diluted share recorded in the first quarter one year ago.  Revenues in the quarter were $2.346 billion, an increase of 14 percent over the $2.064 billion of the comparable period one year ago.  Reflecting the weaker dollar outside the United States, foreign currency translation had a positive impact on quarterly revenue of $34.8 million, when compared to the prior year.

“Led by greater than 30 percent growth in implantable defibrillators, Medtronic’s quarterly performance continues to demonstrate the benefit of a broad and diversified portfolio of businesses,” said Art Collins, chairman and chief executive officer of Medtronic.  “Even though significant investments continue to be made in order to sustain future growth, this quarter’s results reflected improved financial leverage, with profits growing faster than both our 15 percent target as well as revenue.”

Cardiac Rhythm Management Business

Cardiac Rhythm Management reported $1.097 billion in quarterly revenues, representing growth of 14 percent versus the same period last year.

Reflecting strong market growth and further share gains, worldwide implantable defibrillator revenues increased 31 percent.  Quarterly growth was spurred by several key developments that further differentiated Medtronic’s product portfolio and effectively addressed the needs of physicians and patients.  These developments included the U.S. Food and Drug Administration’s (FDA) approval of the

InSync Maximo™ cardiac resynchronization therapy defibrillator and the European launch of the novel InSync Sentry™ defibrillator, which also monitors for fluid build-up in the lungs of heart failure patients.  The first quarter also saw European approval of the Intrinsic™ implantable defibrillator with Managed Ventricular Pacing (MVP™), a feature designed to promote natural heart activity and reduce unnecessary pacing.

During the second quarter, Medtronic expects to receive a preliminary decision from the Centers for Medicare and Medicaid Services (CMS) regarding the potential expansion of the patient population eligible for an implantable defibrillator.  This decision will be made on the basis of the landmark SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) study, which found that implantable defibrillators reduced death by 23 percent in people with moderate to moderately severe heart failure compared to those who did not receive a defibrillator.  In the second quarter, Medtronic also anticipates the publication of this study’s results in The New England Journal of Medicine and the U.S. launch of the Intrinsic implantable defibrillator.

Quarterly pacing revenues were flat when compared to the same period in the prior year.  Milestones for the quarter included the introduction of the InSync® Cardiac Resynchronization Therapy System in Japan and the addition of the EnPulse and Kappa® pacemaker families to the proprietary Medtronic CareLink® Network.  Today, nearly 250 clinics in the United States utilize CareLink to provide remote device follow-up care for about 13,000 patients.  Looking forward, Medtronic anticipates launching the next-generation EnRhythm™ pacemaker in markets worldwide by the end of this calendar year.

Medtronic Emergency Response Systems reported five percent growth in the first quarter.  The business recently secured further agreements for its automated external defibrillators (AEDs), including a contract to equip Saint-Gobain Corporation’s facilities and an agreement with SAM’S CLUB to make product packages available to small business owners through www.samsclub.com.  Another quarterly highlight was the global launch of LIFENET® BLUE, a data transmission product that allows emergency medical service teams to wirelessly transmit patient data from the field to the hospital waiting to receive the patient.

Vascular Business

Vascular revenues of $195.7 million for the quarter resulted in a one percent increase over the same quarter one year ago.

Continued physician preference for the Driver™ coronary stent in markets outside of the United States led growth in the quarter.  Medtronic recently expanded the availability of this innovative cobalt-based alloy stent platform with its introduction in Japan at the beginning of August.  Over the next several weeks, Medtronic expects to launch the Driver coronary stent on the next-generation MX II Multi-

Exchange Delivery System in the United States.  Additionally, Medtronic will launch larger sizes of the popular Driver coronary stent in markets outside of the United States.

During the quarter, further progress was made with clinical studies for the Endeavor™ drug-eluting coronary stent.  In the quarter, Medtronic presented positive data from both its ENDEAVOR I and ENDEAVOR II clinical studies.  Additionally, Medtronic completed enrollment in the ENDEAVOR II Continued Access trial, which includes 300 patients from outside the United States – data from this trial will be used to support product approvals globally.  Patient enrollment for ENDEAVOR III also continued, with completion anticipated by the end of this month.  Today, Medtronic announces its intention to conduct an additional trial, named ENDEAVOR IV, as part of its ENDEAVOR Clinical Trial Program.  The trial will begin after enrollment is completed in the ENDEAVOR III Clinical Trial and will be used to support product approval in the United States for the Endeavor drug-eluting coronary stent.  The company will provide full details regarding the trial design of ENDEAVOR IV at the European Society of Cardiology (ESC) conference in Munich, Germany on August 31st.

Worldwide demand for several supporting products used in coronary angioplasty procedures and products for the treatment of abdominal aortic aneurysms (AAA) also contributed to the quarter.  Quarterly highlights included FDA approval of the Sprinter® Semi-Compliant Over-the-Wire Balloon Dilatation Catheter, CE Mark approval of the Xcelerant Delivery System for use with the Talent™ AAA Stent Graft System, and the launch of the AneuRx® AAA Stent Graft System featuring new Resilient graft material.

Cardiac Surgery Business

Cardiac Surgery achieved quarterly revenues of $160.9 million, an increase of 10 percent versus the same period last year.

Worldwide revenues for Heart Valves grew 15 percent during the first quarter, driven by strong demand for Medtronic’s full portfolio of tissue heart valves and products used to facilitate the repair of diseased or damaged heart valves.  This quarter also marked the first full quarter of sales in Japan after the reintroduction of the Freestyle® and Mosaic® tissue heart valves earlier this spring.

Cardiac Surgery Technologies (CST) reported quarterly revenue growth of six percent, led by continued acceptance of its market-leading Cardioblate® BP Surgical Ablation System.  Medtronic recently introduced two additional versions of its widely used Octopus® Tissue Stabilizers in the United States.  The Octopus NS (Non-Sternotomy) and the Octopus TE (Totally Endoscopic) are designed to facilitate closed-chest bypass surgery on coronary arteries without stopping the heart or splitting the sternum.  Within the next quarter, Medtronic expects to start the CAFÉ (Cardioblate® Atrial Fibrillation Elimination) trial, which will evaluate the safety and efficacy of a procedure in which a heart surgeon uses the Cardioblate System to treat atrial fibrillation (AF), a serious heart rhythm disorder.

Quarterly revenues for Perfusion Systems grew eight percent, due to continued market share gains in a declining market and growing demand for the Magellan™ Autologous Platelet Separator.

Neurological and Diabetes Businesses

Neurological and Diabetes posted quarterly revenues of $408.3 million, an 11 percent increase over the same quarter one year ago.

Neurological revenues grew seven percent in the quarter, supported by further gains in Activa® Therapy for Parkinson’s disease or Essential Tremor, InterStim® Therapy for Urinary Control and TUNA® Therapy for enlarged prostate.  An additional milestone included FDA approval of the SynchroMed® II, a smaller, programmable drug infusion pump for the treatment of chronic pain and the management of severe spasticity.  During the quarter, a significant study was published in The Journal of Urology, which found that after five years men who had received TUNA Therapy experienced significantly reduced erectile dysfunction when compared to those that underwent surgical tissue removal.

Quarterly revenues for Diabetes grew 18 percent, fueled primarily by continued preference for the Paradigm® 512 and 712 insulin infusion pumps.  Two studies presented during the quarter further established the case for insulin pump therapy.  One study found that diabetes patients were able to observe positive trends in blood sugar control after only four weeks of using an external insulin pump and an external glucose monitoring system for “real-time” readings.  The other study, published in the peer-reviewed Diabetes Care, confirmed that insulin pump therapy is a more optimal treatment in improving the blood sugar levels of children and adolescents with Type 1 diabetes than multiple daily injection therapy using long-acting Lantus® insulin.

Spinal, ENT and SNT Businesses

Spinal, Ear, Nose and Throat (ENT) and Surgical Navigation Technologies (SNT) reported revenues of $484.5 million for the quarter, representing a 24 percent increase versus the same period in the prior year.

Led by continued preference for its market-leading portfolio of products to treat various spinal conditions, Spinal revenues grew 26 percent in the quarter.  Specifically, strong acceptance of INFUSE® Bone Graft and the LEGACY™ thoracolumbar posterior rod fixation system fueled this growth.  Other key highlights included the introduction of the Versatile Lumbar Interbody Fixation (VLIF) technique, which offers surgeons the ability to treat conditions of the lumbar spine in a less-invasive manner, and the launch of the NIM-Spine™ System, a surgeon-guided device designed to locate and identify peripheral motor nerves during spinal surgery, helping to predict and possibly prevent potential neurologic injury.  Further progress was also made with U.S. clinical trials for all three Medtronic artificial discs – the MAVERICK™ lumbar disc and the BRYAN® and PRESTIGE™ cervical discs’ with the minimum protocol sample sizes met in all three trials.

Quarterly revenues for ENT grew 17 percent, led by increased acceptance of several key products including endoscopic sinus shavers, nerve monitoring systems and image-guided surgical systems.  Another key development included the publication of a U.S. study demonstrating the significant benefits of the Medtronic Meniett™ Low-Pressure Pulse Generator for the treatment of Ménière’s Disease.  The study found that patients who used the system to control their symptoms experienced less severe vertigo and missed fewer work days than those in the control group.  SNT revenues grew nine percent in the quarter, supported by the introduction of the StealthStation® AxiEM™, the world’s first image guidance system for the targeted placement of cerebrospinal fluid (CSF) management products.

Webcast Information

Medtronic will host a webcast today, August 18, 2004, at 4:30 p.m. (EDT) (3:30 p.m. CDT), to provide more information about its businesses for the public, analysts and the media.  This quarterly presentation will be webcast through the Investor Relations website at www.medtronic.com, and this earnings release will be archived at www.medtronic.com/newsroom.  Within 24 hours, a replay of the webcast and a transcript will be available in the “Presentations & Transcripts” section of the Investor Relations homepage. This replay and transcript will be available until results for the second quarter of FY2005 are reported in November.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.  BRYAN® TCD Instruments and INFUSE® used with LT CAGE®, INTERFIX™ or INTERFIX™ RP  devices incorporate technology developed by Gary K. Michelson, M.D.

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Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes and government actions as more fully described in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004.  Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

CONDENSED STATEMENTS
OF CONSOLIDATED EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended July 30, 2004	Three months ended July 25, 2003

Net sales	$2,346.1	$2,064.2

Costs and expenses:
Cost of products sold	550.3	514.0
Research and development expense	229.7	197.9
Selling, general, and administrative expense	769.7	643.9
Other expense	54.6	63.6
Interest (income)/expense	(4.3)	1.4
Total costs and expenses	1,600.0	1,420.8

Earnings before income taxes	746.1	643.4

Provision for income taxes	216.4	193.0

Net earnings	$529.7	$450.4

Earnings per share:
Basic	$0.44	$0.37
Diluted	$0.43	$0.37

Weighted average shares outstanding:
Basic	1,209.0	1,217.6
Diluted	1,220.2	1,229.9

MEDTRONIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 30, 2004	April 30, 2004
	(in millions of dollars, except per share data)
Assets
Current assets:
Cash and cash equivalents	$2,140.2	$1,593.7
Short-term investments	257.4	333.8
Accounts receivable, less allowances of $148.9 and $145.3, respectively	1,987.3	1,994.3
Inventories	932.3	877.7
Deferred tax assets, net	200.7	197.4
Prepaid expenses and other current assets	345.1	315.8
Total current assets	5,863.0	5,312.7

Property, plant and equipment	3,291.7	3,204.3
Accumulated depreciation	(1,570.4)	(1,496.0)
Net property, plant and equipment	1,721.3	1,708.3

Goodwill	4,239.1	4,236.9
Other intangible assets, net	972.1	999.3
Long-term investments	1,357.2	1,456.3
Other assets	393.7	397.3

Total assets	$14,546.4	$14,110.8

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$2,338.8	$2,358.2
Accounts payable	288.5	346.2
Accrued compensation	392.0	459.8
Accrued income taxes	807.2	637.6
Other accrued expenses	461.2	438.8
Total current liabilities	4,287.7	4,240.6

Long-term debt	1.6	1.1
Deferred tax liabilities, net	403.9	408.2
Long-term accrued compensation	132.4	123.7
Other long-term liabilities	272.7	260.2
Total liabilities	5,098.3	5,033.8

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	120.9	120.9
Retained earnings	9,243.8	8,890.9
Accumulated other non-owner changes in equity	85.6	72.0
	9,450.3	9,083.8
Receivable from Employee Stock Ownership Plan	(2.2)	(6.8)

Total shareholders’ equity	9,448.1	9,077.0

Total liabilities and shareholders’ equity	$14,546.4	$14,110.8